EXHIBIT 5.1

                            [SASM&F LETTERHEAD]


                                                           May 1, 2002





Ascential Software Corporation
50 Washington Street
Westborough, MA 01581

                           Re:      Ascential Software Corporation
                                    Registration Statement on Form S-8

Ladies and Gentlemen:

                  We have acted as special counsel to Ascential Software Corporation (formerly known as Informix Corporation), a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), for the purpose of registering with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Securities Act"), (i) 188,265 shares (the "Torrent Shares") of the Company's common stock, par value $.01 per share, (the "Common Stock"), issuable upon the exercise of options granted under the Torrent Systems Inc. (formerly Applied Parallel Technologies, Inc.) 1995 Equity Incentive Plan (the "Plan") and assumed by the Company (each, an "Option") pursuant to the Merger Agreement dated as of November 27, 2001 between the Company, Taurus Acquisition Corporation and Torrent Systems Inc. (the "Merger Agreement"); (ii) 300,000 shares (the "Atkins Shares," and, together with the Torrent Shares, the "Shares") of Common Stock issued pursuant to the Restricted Stock Agreement, dated as of April 3, 2002, between the Company and Mark E. Atkins (the "Mark Atkins Agreement") and (iii) the Common Stock Purchase Rights attached to the Shares (the "Rights").

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

                  In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement in the form to be filed with the Commission on the date hereof under the Securities Act; (ii) the Merger Agreement, (iii) the Certificate of Merger, dated November 27, 2001, filed with the Secretary of State of the State of Delaware in connection with the merger, (iv) a specimen certificate representing the Common Stock, in the form incorporated by references as Exhibit 4.1 to the Registration Statement (the "Specimen Certificate"); (v) the Restated Certificate of Incorporation and the Restated Bylaws of the Company, each as currently in effect; (vi) certain resolutions of the Board of Directors of the Company;
(vii) the Plan; (viii) the Mark Atkins Agreement; (ix) the First Amended and Restated Rights Agreement, dated as of August 12, 1997, between Informix Corporation and BankBoston N.A., as Rights Agent (the "Rights Agreement"); (x) Amendment No. 1 to the First Amended Restated Rights Agreement, dated as of November 17, 1997, between Informix Corporation and BankBoston N.A., as Rights Agent; (xi) Amendment No. 2 to the First Amended and Restated Rights Agreement, dated as of April 26, 2002, between the Company and EquiServe Trust Company, N.A., as successor Rights Agent; and
(xii) a form of rights certificate evidencing the Rights (the "Rights Certificate"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

                  We have also assumed that each option agreement setting forth the terms of each Option granted under the Plan is consistent with the Plan and was duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Company for the Torrent Shares delivered pursuant to the exercise of each such Option will be in an amount at least equal to the par value of such Common Stock.

                  We have also assumed that consideration equal to the par value of the Atkins Shares was delivered to the Company by Mark E. Atkins pursuant to the Atkins Agreement.

                  We do not express any opinion as to the effect on the opinion expressed herein of (i) the compliance or noncompliance of any party to the Merger Agreement, the Mark Atkins Agreement or the Rights Agreement (other than the Company) with any state, federal or other laws or regulations applicable to them or (ii) the legal or regulatory status or the nature of the business of any other party.

                  Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Delaware.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  1. The Torrent Shares have been duly authorized for issuance and, when issued and paid for pursuant to the exercise of an Option duly granted under the Plan in accordance with the provisions of the Plan and the applicable option agreement, will be validly issued, fully paid and nonassessable.

                  2. The Atkins Shares have been duly authorized for issuance and are validly issued, fully paid and nonassessable.

                  3. The Rights attached to the Torrent Shares have been duly authorized for issuance and, when issued, will be validly issued.

                  4. The Rights attached to the Atkins Shares have been duly authorized for issuance and are validly issued.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                  Very truly yours,

                                  /s/ Skadden, Arps, Slate, Meagher & Flom LLP